EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement") is between WASHINGTON MUTUAL, INC., a Washington corporation ("Washington Mutual") and Stephen J. Rotella ("Employee").

Employee has many years of experience in the financial services business.  Because of Employee's importance to Washington Mutual and the value to be derived from Employee's continued employment, it is the desire of Washington Mutual and Employee to set forth certain terms and conditions relating to Employee's employment as an inducement for Employee continuing his employment for so long as Washington Mutual desires to employ Employee.

Therefore, the parties agree as follows:

1.  Employment - Term – Washington Mutual agrees to, and does hereby, employ Employee, and Employee agrees to, and does hereby, accept such employment, subject the terms in this agreement and to an offer letter, dated December 17, 2004, which is incorporated herein by reference.  Employee's employment and this Agreement both shall remain in effect until Employee's employment and this Agreement are simultaneously terminated in accordance with the terms hereof.

2.  Duties – Employee shall perform such duties as the Board of Directors of Washington Mutual (the "Board") may from time to time reasonably direct consistent with this paragraph.  (As used herein "Board" shall include the board of directors or other successor body performing their function in the event of a Change in Control as defined below.)  Employee shall have the title of President and Chief Operating Officer. Employee's titles may be changed from time to time as the Board may determine, provided that Employee shall at all times retain the title of either President or Chief Operating Officer unless he agrees otherwise and any such change shall not diminish, reduce, or impair Employee’s authority, responsibilities, or duties.  Employee shall report to the Chairman and Chief Executive Officer.  Employee's duties shall include responsibility, in cooperation with the Chief Executive Officer, for the operating strategies of Washington Mutual and other duties customarily performed by a person in the role of president and chief operating officer in a corporation of the size and nature of Washington Mutual.

3.  Compensation – During Employee's employment under this Agreement, Employee shall receive base salary compensation in the amount determined by the Human Resources Committee of the Board of Directors (the "HR Committee"), payable semi-monthly or in such manner as is consistent with Washington Mutual's policy relating to salaried employees.  In addition, Employee is entitled to participate in Washington Mutual's Leadership Bonus Plan or such successor plan as may be adopted by the HR Committee, under which Employee may receive, subject to the terms of the Plan, a bonus based on Washington Mutual's achievement of specified financial goals.  Employee may also be awarded stock options, restricted stock, and/or performance shares as determined by the HR Committee.  Employee's compensation shall be reviewed by the HR Committee annually and, if in their discretion it appears appropriate, such compensation shall be adjusted provided that: (a) there may be no reduction in base salary, level of bonus, stock options, restricted stock, and performance shares available to Employee without Employee's consent and (b) Washington Mutual has no implied obligation to raise Employee's compensation.

4.  Other Benefits – Subject to the respective eligibility requirements and other terms and provisions of the applicable benefit or insurance plans (including relevant waiting periods), Employee shall be enrolled as a participant in all employee benefit plans (including retirement and insurance plans) available to other officers of Washington Mutual, as the same may from time to time be adopted or amended.  Employee shall also be entitled to receive such other perquisites as the Board or the HR Committee may from time to time deem appropriate.

5.  Performance of Duties –  Employee agrees that during his employment with Washington Mutual: (a) Employee will faithfully perform the duties of such office or offices as he may occupy, which duties shall be such as may be assigned to him by the Board; (b) Employee will devote to the performance of his duties all such time and attention as the Board shall reasonably require, taking, however, from time to time such reasonable vacations as are consistent with his duties and Washington Mutual policy; and (c) Employee will not, without the express consent of the Board, become actively associated with or engaged in any business or activity during the term of this Agreement other than that of Washington Mutual (excepting of course customary family and personal activities which may include management of personal investments so long as it does not entail active involvement in a business enterprise) and Employee will do nothing inconsistent with his duties to Washington Mutual.  Subject to the provisions of Washington Mutual’s policy and the approval of its Chief Executive Officer and General Counsel, Employee shall be allowed to serve as a member of one other board of directors provided that such service does not unreasonably interfere with his duties hereunder.

6.  Termination – (a) The Board may terminate Employee's employment at any time in its sole discretion, and Employee may terminate Employee's employment in his sole discretion.  Except as expressly provided in this Agreement, upon termination of employment Washington Mutual shall have no liability to pay any further compensation or any other benefit or sum whatsoever to Employee.

(b)  Upon termination of employment, Employee's rights under all employee pension plans, employee welfare benefit plans, bonus plans and stock option and restricted stock plans shall be determined under the terms of the plans and grants themselves except as otherwise specifically provided in this Agreement.

(c)  If Employee's employment is terminated by Washington Mutual for any reason upon or within three years after a Change in Control (as defined below) or Employee resigns for "good cause" (as defined below) upon or within three years after a Change in Control, Employee shall be entitled to receive, within five business days after the effective date of such termination or resignation, from Washington Mutual or its successor, an amount equal to three times Employee's annual compensation.  In addition, upon such an event:

(1)  all stock options held by Employee shall become immediately vested and exercisable and shall continue to be exercisable until the earlier of (i) the two-year anniversary of the effective date of Employee’s termination or resignation or (ii) the expiration of the respective terms of the options (unless earlier paid out under Section 15.3.1 of the Washington Mutual Inc. 2003 Equity Incentive Plan), notwithstanding any provisions in the grant of such options regarding vesting,

(2)  the lapse of the restrictions on Employee's restricted stock shall automatically be accelerated; provided that the HR Committee may exclude any particular grant(s) of restricted stock made after March 1, 2005, from the acceleration provided for in this subsection (2), and

(3)  all performance share awards shall vest and shall be payable to Employee following the completion of their respective performance periods in accordance with their terms, unless such awards shall be payable earlier under the terms of the grant or related plan.

(d)  For purposes of Section 6(c), Employee's "annual compensation" shall include all items of compensation provided by Washington Mutual other than the value of stock options and/or restricted stock granted to Employee.  Employee's "annual compensation" shall include the greater of (i) the total of Employee's salary and target bonus for the calendar year in which the termination occurs (if established before the termination) or (ii) Employee's salary and actual bonus for the prior calendar year (annualized if Employee was not employed by Washington Mutual for the entire previous calendar year). Employee's "annual compensation" shall also include the amount of the contributions made or anticipated to have been made on Employee's behalf to Washington Mutual's benefit plans for the calendar year in which the termination occurs, including without limitation contributions to pension plans and plans qualified under Section 125 of the Internal Revenue Code of 1986 (cafeteria plans).

(e)  If Employee becomes entitled to the payments and equity acceleration described in Section 6(c) (collectively the "Severance Payments"), and if any of the Severance Payments constitute a "parachute payment" under Section 280G of the Internal Revenue Code of 1986 (the "Code"), as amended, or any successor statute then in effect, then Washington Mutual shall pay an additional amount (the "Gross-Up Payment") to Employee at the time specified in the following paragraph.  The Gross-Up Payment shall be equal to the amount necessary so that the net amount retained by Employee, after subtracting the parachute excise tax imposed by Section 4999 of the Code, as amended, or any successor statute then in effect (the "Excise Tax"), and after also subtracting all federal, state or local income tax, FICA tax and Excise Tax on the Gross-Up Payment, shall be equal to the net amount Employee would have retained if no Excise Tax had been imposed and no Gross-Up Payment had been paid.  The amount of the Gross-Up Payment shall be determined in good faith by independent accountants or tax counsel selected by Washington Mutual and acceptable to Employee, who shall apply the following assumptions: (i) Employee shall be treated as paying federal income taxes at the highest marginal rate in the calendar year in which the Gross-Up Payment is made, and (ii) Employee shall be treated as paying state and local income taxes at the highest marginal rate(s) in the calendar year in which the Gross-Up Payment is made in the locality of Employee's residence as of the effective date of Employee's termination or resignation, net of the maximum reduction in federal income taxes that could be obtained from deducting those state and local taxes.

(f)  The Gross-Up Payment shall be made within five business days after the effective date of Employee's termination or resignation, provided that if the Gross-Up Payment cannot be determined within that time, Washington Mutual shall pay Employee within that time an estimate, determined in good faith by Washington Mutual, of the minimum amount of the Gross-Up Payment and shall pay the remainder (plus interest at the rate provided in Section 1274(d)(1)(A) of the Code) as soon as the amount can be determined but in no event later than the 30th day after the effective date of Employee's termination or resignation. If the estimated payment is more than the amount later determined to have been due, the excess (plus interest at the rate provided in Section 1274(d)(1)(A) of the Code) shall be repaid by Employee within five business days after written demand.

(g)  If the actual Excise Tax imposed is less than the amount that was taken into account in determining the amount of the Gross-Up Payment, Employee shall repay at the time that the amount of the reduced Excise Tax is finally determined the portion of the Gross-Up Payment attributable to that reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax, FICA tax and federal, state and local income tax imposed on the portion of the Gross-Up Payment being repaid by Employee, to the extent the repayment results in a reduction in or refund of Excise Tax, FICA tax or federal, state or local income tax), plus interest on the amount of the repayment at the rate provided in Section 1274(d)(1)(A) of the Code. If the actual Excise Tax imposed is more than the amount that was taken into account in determining the amount of the Gross-Up Payment, Washington Mutual shall make an additional gross-up payment in respect of such excess (plus interest at the rate provided in Section 1274(d)(1)(A) of the Code) at the time that the amount of the excess is finally determined.

(h)  If Employee’s employment is terminated by Washington Mutual at any time other than upon or within three years after a Change in Control for any reason other than for cause (as defined below) and Employee executes a Separation Agreement in the form attached hereto as Exhibit B, Employee shall be entitled to receive, from Washington Mutual or its successor, within five business days after Employee executes and returns the Separation Agreement, an amount equal to two times Employee's annual compensation, as defined in Section 6(d).  In addition, upon such an event

(1)  all stock options held by Employee shall become immediately vested and exercisable and shall continue to be exercisable until the earlier of (i) the two-year anniversary of the effective date of Employee’s termination or resignation or (ii) the expiration of the respective terms of the options (unless earlier paid out under Section 15.3.1 of the Washington Mutual Inc. 2003 Equity Incentive Plan), notwithstanding any provisions in the grant of such options regarding vesting,

(2)  the lapse of the restrictions on Employee's restricted stock shall automatically be accelerated; provided that the HR Committee may exclude any particular grant(s) of restricted stock made after March 1, 2005 from the acceleration provided for in this subsection (2), and

(3)  all performance share awards shall vest and shall be payable to Employee following the completion of their respective performance periods in accordance with their terms, unless such awards shall be payable earlier under the terms of the grant or related plan.

(i)  Termination of Employee's employment hereunder for "cause" shall mean termination because (i) Employee engages in abusive use of alcohol or other drugs on a continuing or recurring basis, (ii) Employee is convicted of any felony or of a misdemeanor involving moral turpitude (including forgery, fraud, theft, or embezzlement), or is convicted or enters into a pretrial diversion or similar program in connection with the criminal prosecution for an offense involving dishonesty, breach of trust or money laundering, or (iii) Employee engages in dishonesty, fraud, willful destruction or theft of property of Washington Mutual or a Subsidiary, physical attack on another employee, or engages in (x) willful malfeasance, willful gross neglect in the performance of his duties, or (z) willful misconduct which, in any circumstance described in (x), (y), or (z), is materially injurious to Washington Mutual or a Subsidiary.  For purposes of this Agreement, no act, or failure to act, shall be deemed “willful” unless done by Employee without a good faith belief that it was in, or not contrary to, the best interests of Washington Mutual or any Subsidiary.  In addition, on and after Employee’s 65th birthday, and provided the termination is not done upon or within three years after a Change in Control, "cause" shall include a reasonable, good-faith determination by the Board that Employee has failed to properly perform or fulfill the duties of his office.  Notwithstanding anything to the contrary set forth herein, Employee shall not be terminated for “cause” under clause (iii) of this paragraph unless after receiving written notice stating the basis for termination, Employee is given fifteen (15) days to cure the neglect or conduct.

7.  Continuation of Medical Insurance – If Employee's employment by Washington Mutual terminates for any reason (including early retirement) other than gross misconduct, Employee shall be entitled to continue to participate in Washington Mutual's self-funded group medical plan, at Employee's expense, to the extent provided in the plan and under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA).

8.  Death or Disability – If Employee should die or become disabled at any time during his employment hereunder, Employee’s employment under this Agreement shall terminate and neither Employee nor anyone claiming by, through or under him shall be entitled to any further compensation or other sum under this Agreement (other than payments made by insurers under policies of life and disability insurance and any sums which may become available under any employee benefit plan), except that upon such an event

(1)  all stock options held by Employee shall become immediately vested and exercisable and shall continue to be exercisable until the earlier of (i) the two-year anniversary of the effective date of Employee’s termination or resignation or (ii) the expiration of the respective terms of the options (unless earlier paid out under Section 15.3.1 of the Washington Mutual Inc. 2003 Equity Incentive Plan), notwithstanding any provisions in the grant of such options regarding vesting,

(2)  the lapse of the restrictions on Employee's restricted stock shall automatically be accelerated; provided that the HR Committee may exclude any particular grant(s) of restricted stock made after March 1, 2005 from the acceleration provided for in this subsection (2), and

(3)  all performance share awards shall vest and shall be payable to Employee following the completion of their respective performance periods in accordance with their terms, unless such awards shall be payable earlier under the terms of the grant or related plan.

For purposes of this Agreement, Employee shall be considered disabled if, and only if, Employee has been unable to perform the essential functions of his job for a continuous period of 180 days, provided that (i) Washington Mutual shall deliver 30 days prior written notice of its determination that Employee is disabled and (ii) after the 180 day period Washington Mutual shall grant additional unpaid leave, without terminating this Agreement or Employee's employment, to the extent required by law.

9.  Confidentiality – Employee agrees that information not generally known to the public to which Employee has been or will be exposed as a result of Employee's employment by Washington Mutual is confidential information that belongs to Washington Mutual. This includes information developed by Employee, alone or with others, or entrusted to Washington Mutual by its customers or others.  Washington Mutual's confidential information includes, without limitation, information relating to Washington Mutual's trade secrets, know-how, procedures, purchasing, accounting, marketing, sales, customers, clients, employees, business strategies and acquisition strategies.  Employee will hold Washington Mutual's confidential information in strict confidence and will not disclose or use it except as authorized by Washington Mutual. or (i) in the ordinary course of Employee’s employment, (ii) when disclosure is required by law or by any court, arbitrator, or administrative or legislative body (including any committee thereof) with apparent jurisdiction to require such disclosure, (iii) with respect to any litigation, arbitration, or mediation involving this Agreement or Employee’s employment with Washington Mutual, provided that such confidential information not become part of any public record and will be used only in a way that will preserve its confidentiality and (iv) if such information becomes generally known to the public other than due to Employee’s violation of this Section 9.

10.  Possession of Materials – Employee agrees that upon conclusion of employment or request by Washington Mutual, Employee shall turn over to Washington Mutual all documents, files, office supplies and any other material or work product in Employee's possession or control that were created pursuant to or derived from Employee's services for Washington Mutual, provided that Employee may retain personal calendars, personal correspondence and rolodexes, such materials as Employee reasonably believes that are required for tax purposes and copies of plans, programs, and agreements related to his employment.

11.  Change in Control – For purposes of this Agreement, "Change in Control" shall mean:

(a)  The acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date of this Agreement), other than Washington Mutual, a Subsidiary or any employee benefit plan of Washington Mutual or its Subsidiaries, of shares representing more than 25% of (i) the common stock of Washington Mutual, (ii) the aggregate voting power of Washington Mutual's voting securities or (iii) the total market value of Washington Mutual's voting securities;

(b)  During any period of 25 consecutive calendar months, a majority of the Board of Directors of Washington Mutual (the "Board") ceasing to be composed of individuals (i) who were members of the Board on the first day of such period, (ii) whose election or nomination to the Board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of the Board, or (iii) whose election or nomination to the Board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of the Board;

(c)  The good-faith determination by the Board that any Person or group (other than a Subsidiary or any employee benefit plan of Washington Mutual or a Subsidiary) has acquired direct or indirect possession of the power to direct or cause to direct the management or policies of Washington Mutual, whether through the ability to exercise voting power, by contract or otherwise;

(d)  The merger, consolidation, share exchange or similar transaction between Washington Mutual and another Person (other than a Subsidiary) other than a merger in which Washington Mutual is the surviving corporation; or

(e)  The sale or transfer (in one transaction or a series of related transactions) of all or substantially all of Washington Mutual's assets to another Person (other than a Subsidiary) whether assisted or unassisted, voluntary or involuntary.

12.  Good Cause – For purposes of this Agreement, "good cause" for Employee to resign shall mean:

(a)  The assignment of duties to Employee which (i) are materially different from Employee's duties immediately prior to the Change in Control, or (ii) result in Employee having significantly less authority and/or responsibility than he had prior to the Change in Control, without his express written consent;

(b)  The removal of Employee from the position held immediately prior to the Change in Control, except where such removal is for cause (as defined above) or by reason of Employee's disability;

(c)  A reduction of Employee's base salary as in effect on the date of the Change in Control or as the same may be increased from time to time thereafter, or a failure by Washington Mutual to increase such base salary each year after such Change in Control by an amount which at least equals, on a percentage basis, the percentage increase, if any, in the cost of living as set forth in the Consumer Price Index (United States City Average for All Urban Consumers) - All Items (Reference Base 1982 = 100) over the preceding year;

(d)  A reduction in the overall level of Employee's total compensation below the average total compensation for the 24 months immediately preceding the Change in Control;

(e)  Any change in Employee's duties, without Employee’s express written consent, (i) which would require him to relocate out of the Seattle area or (ii) result in his principal office being no longer at Washington Mutual’s headquarter offices.

(f)  The failure of any successor or assignee, as described in Section 15(g), of Washington Mutual to assume, by law or contract, all of Washington Mutual’s obligations under this Agreement and any related employment arrangements, or

(g)  The material breach of this Agreement by Washington Mutual or any successor or assignee thereof.

13.  Other definitions – For purposes of this Agreement:

(a)  "Person" shall mean any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization or government (or any agency, instrumentality or political subdivision thereof); and

(b)  "Subsidiary" shall mean a corporation that is wholly owned by Washington Mutual, either directly or through one or more corporations which are wholly owned by Washington Mutual.

14.  Resolution of Disputes – Any dispute arising out of or relating to this Agreement or Employee's employment (or termination of employment) shall be submitted to and resolved by final and binding arbitration as provided in the Binding Arbitration Agreement attached as Exhibit A, whether the claimant is Employee or Washington Mutual.  In any dispute in arbitration or court arising out of or relating to this Agreement, each party shall bear his or its own attorney’s fees and expenses.

15.  Miscellaneous – (a)  This Agreement is the entire agreement between the parties and may not be modified or abrogated orally or by course of dealing, but only by another instrument in writing duly executed by the parties.  The provisions of this Agreement, to the extent more favorable to Employee, shall supersede any provision to the contrary in any plan, policy, agreement, or other arrangement of Washington Mutual or any Subsidiary, whether such arrangement was entered into before, following, or concurrently with this Agreement.  Employee acknowledges that Employee shall be entitled to change in control benefits, severance benefits or other employment separation benefits only as specifically provided in this Agreement (or, to the extent applicable according to its terms, as provided in the Washington Mutual Severance Plan as in effect from time to time), notwithstanding the terms of any other representation, policy, severance plan, benefit plan or agreement.

(b)  This Agreement has been drafted in contemplation of and shall be construed in accordance with and governed by Washington law.  Jurisdiction and venue of any court action in connection with this Agreement shall be had exclusively in the Superior Court for King County, Washington or the U.S. District Court in Seattle.

(c)  Employee acknowledges that this Agreement has been drafted by counsel for Washington Mutual, and that Employee has not relied upon such counsel with respect to this Agreement.

(d)  If a court or arbitrator of competent jurisdiction or governmental authority declares any term or provision hereof invalid, unenforceable or unacceptable, the remaining terms and provisions hereof shall be unimpaired and the invalid, unenforceable or unacceptable term or provision shall be replaced by a term or provision that is valid, enforceable and acceptable and that comes closest to expressing the intention of the invalid, unenforceable or unacceptable term or provision.

(e)  Employee may not assign Employee's rights or delegate Employee's duties under this Agreement.

(f)  Anything to the contrary herein notwithstanding, the respective rights and obligations of the parties hereto shall survive the termination of this Agreement to the extent necessary to carry out the intentions of the parties as embodied in such rights and obligations.

(g)  Washington Mutual may assign its rights and delegate its duties under this Agreement to any purchaser of all or substantially all of Washington Mutual's assets, provided that such purchases shall assume all of Washington Mutual’s obligations under this Agreement and any related employment arrangements with Employee.  The transfer of Employee's employment from Washington Mutual to the purchaser of all or substantially all of the assets of Washington Mutual shall not be considered a termination of employment, but this Agreement shall run to the benefit of, and be binding upon, the new employer.  In the event of a Change in Control, as defined above, this Agreement shall bind, and run to the benefit of, the successor to Washington Mutual resulting from the Change in Control.

16.  Washington Mutual hereby agrees to indemnify and hold Employee and his heirs and representatives harmless, to the maximum extent permitted by the provisions of Title 12, Code of Federal Regulations, Section 545.121, or any subsequently promulgated regulation which replaces or supersedes Section 545.121.

DATED effective as of the 10th day of January 2005.

WASHINGTON MUTUAL: WASHINGTON MUTUAL, INC.

By /s/ Kerry K. Killinger
Kerry K. Killinger
Its Chairman and Chief Executive Officer

EMPLOYEE

/s/ Stephen J. Rotella
Stephen J. Rotella

EXHIBIT A

BINDING ARBITRATION AGREEMENT

This Binding Arbitration Agreement is a part of, and incorporated into, that certain Employment Agreement between the parties dated effective as of the 10th day of January, 2005. I, the employee who is a party to the Employment Agreement to which this Exhibit is attached, as well as Washington Mutual, agree as follows:

1.         Any and all disputes which involve or relate in any way to my employment (or termination of employment) with Washington Mutual shall be submitted to and resolved by final and binding arbitration.

2.         Washington Mutual and I understand that by entering into this Binding Arbitration Agreement, we are each waiving any right we may have to file a lawsuit or other civil action or proceeding relating to my employment with Washington Mutual, and are waiving any right we may have to resolve employment disputes through trial by jury. We agree that arbitration shall be in lieu of any and all lawsuits or other civil legal proceedings relating to my employment.

3.         This Binding Arbitration Agreement is intended to cover all civil claims which involve or relate in any way to my employment (or termination of employment) with Washington Mutual, including, but not limited to, claims of employment discrimination or harassment on the basis of race, sex, age, religion, color, national origin, sexual orientation, disability and veteran status (including claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act ( the Fair Labor Standards Act, the Immigration Reform and Control Act and any other local, state or federal law concerning employment or employment discrimination), claims based on violation of public policy or statute, and claims against individuals or entities employed by, acting on behalf of, or affiliated with Washington Mutual. However, ER1SA plan benefit issues and claims for workers compensation or for unemployment compensation benefits are not covered by this Binding Arbitration Agreement. The statutes of limitations otherwise applicable under law shall apply to all claims made in the arbitration.

4.         I understand and agree that despite anything in this Binding Arbitration Agreement to the contrary, I am not waiving the right to file or institute a complaint or charge with any government agency authorized to investigate or resolve employment-related matters, including but not limited to the United States Equal Employment Opportunity Commission, the Department of Labor, the Occupational Safety and Health Commission, the National Labor Relations Board, the Immigration and Naturalization Service, and any other comparable local, state or federal agency. I also understand and agree that despite anything in this Binding Arbitration Agreement to the contrary, either party may request a court to issue such temporary or interim relief (including temporary restraining orders and preliminary injunctions) as may be appropriate, either before or after arbitration is commenced. The temporary or interim relief may remain in effect pending the outcome of arbitration. No such request shall be a waiver of the right to submit any dispute to arbitration.

5.         This Binding Arbitration Agreement does not constitute an employment contract, require discharge only for cause, or require any particular corrective action or discharge procedures.

6.         Arbitration under this Binding Arbitration Agreement shall be conducted before a single arbitrator and shall take place within the state where I am currently employed by Washington Mutual, or where I was so employed at the time of termination.

7.         In order to initiate arbitration, Washington Mutual or I must so notify the other party in writing of their decision to initiate arbitration, either by personal delivery or certified mail. The notification should include the following information about the employee: name, home address, work address, work and home phone number, and the following information about the occurrence: date, location, nature of the claims or dispute, facts upon which the claims are made, and remedy requested. Any notice of arbitration initiated by Washington Mutual shall be sent to my last known residence address as reflected in my personnel file at Washington Mutual. Notice of arbitration initiated by me shall be sent to Washington Mutual’s General Counsel. The General Counsel’s address is currently Washington Mutual, 1201 Third Avenue, WMT 1500, Seattle, Washington 98101. Provided that if! am filling the position of Washington Mutual’s General Counsel, notice of arbitration initiated by me shall be sent to Washington Mutual’s Legal Services Department, attention Deputy General Counsel.

8.         Within thirty (30) days after receipt of notice of arbitration, Washington Mutual and I will attempt to agree upon a mutually acceptable arbitrator. If Washington Mutual and I are unable to agree upon an arbitrator, we will submit the dispute to the American Arbitration Association (U AAA”). If AAA is, for some reason, unable or unwilling to accept the matter, we will submit the matter to a comparable arbitration service. The arbitration shall be conducted in accordance with the laws of the state in which the arbitration is conducted and the rules and requirements of the arbitration service being utilized, to the extent that such rules and requirements do not conflict with the terms of this Binding Arbitration Agreement.

9.         At the request of either Washington Mutual or myself, the arbitrator will schedule a pre-hearing conference to, among other things, agree on procedural matters, obtain stipulations, and attempt to narrow the issues.

10.       During the arbitration process, Washington Mutual and I may each make a written demand on the other for a list of witnesses, including experts, to be called and/or copies of documents to be introduced at the hearing. The demand must be served at least thirty (30) days prior to the hearing. The list and copies of documents must be delivered within twenty-five (25) days of service of the demand.

11.       Either party shall be entitled to conduct a limited amount of discovery prior to the arbitration hearing. Either party may take a maximum of two (2) depositions. Either party may apply to the arbitrator for further discovery. Such further discovery may, in the discretion of the arbitrator, be awarded upon a showing of sufficient cause. If any documents to be produced or requested for production contain or refer to matters which are private, proprietary and/or confidential, the arbitrator shall make an appropriate protective order prohibiting or limiting use and disclosure of such documents and providing for return of documents produced after the arbitration is concluded.

12.       Either party may file a brief with the arbitrator. Each brief must be served on the arbitrator and the other party at least five (5) working days prior to the hearing, and if not timely served must be disregarded by the arbitrator. The brief shall specify the facts the party intends to prove, analyze the applicable law or policy, and specify the remedy sought. At the close of the hearing, each party shall be given leave to file a post-hearing brief. The time for filing the post-hearing brief shall be set by the arbitrator.

13.       I understand that, at my expense, I have the right to hire an attorney to represent me in the arbitration, and Washington Mutual has that same right. I also understand that all parties shall have the right to present evidence at the arbitration, through testimony and documents, and to cross-examine witnesses called by another party. Each party agrees to pay the fees of any witnesses testifying at that party’s request. Each party also agrees to pay the cost of any stenographic record of the arbitration hearing should that party request any such record. The requesting party must notify the other of such arrangements at least two (2) working days in advance of the hearing.

14.       Any postponement or cancellation fee imposed by the arbitration service will be paid by the party requesting the postponement or cancellation. During the time the arbitration proceedings are ongoing, Washington Mutual will advance any required administrative or arbitrator’s fees. Each party will pay its own witness fees.

15.       At the conclusion of the arbitration, each party agrees to promptly pay any arbitration award against it.

16.       We agree that the decision of the arbitrator shall be final and binding on all parties and shall be the exclusive remedy of the parties. The arbitrator shall issue a written and signed statement of the basis of his or her decision, including findings of fact and conclusions of law. In making the decision and award, if any, the arbitrator shall apply applicable substantive law. The arbitrator may only award any remedy that would have been available in court. The decision and award, if any, shall be consistent with the terms of this Binding Arbitration Agreement and shall include an allocation of the costs of the arbitration proceeding between the parties.

17.       This Binding Arbitration Agreement may be enforced by a court of competent jurisdiction through the filing of a petition to compel arbitration, or otherwise. The decision and award of the arbitrator may also be judicially enforced pursuant to applicable law.

18.       Because of the interstate nature of Washington Mutual’s business, this Binding Arbitration Agreement is governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq. (the “FAA”). The provisions of the FAA (and to the extent not preempted by the FAA, the provisions of the law of the state of my principal place of employment with Washington Mutual that generally apply to commercial arbitration agreements, such as provisions granting stays of court actions pending arbitration) are incorporated into this Binding Arbitration Agreement to the extent not inconsistent with the other terms of this Binding Arbitration Agreement.

19.       We agree that if any provision of this Binding Arbitration Agreement is found to be unenforceable to any extent or in violation of any statute, rule, regulation or common law, it will not affect the enforceability of the remaining provisions and the court shall enforce the affected provision and all remaining provisions to the fullest extent permitted by law.

20.       This Binding Arbitration Agreement shall remain in full force and effect at all times during and subsequent to my employment with Washington Mutual, or any successor in interest to Washington Mutual.

EXHIBIT B

SEPARATION AGREEMENT

This Confidential Executive Separation and Release Agreement (“Agreement”) is entered between __________________________ (“Employee”) and Washington Mutual, Inc. or its successor (“Employer”) and is in consideration of the mutual undertakings set forth below, the parties hereby agree as follows:

1.      Employee’s employment with Employer was terminated on _______________ (“Separation Date”).

2.      Employer will provide to Employee the compensation and other benefits set forth in Paragraph 6(h) of that certain Employment Agreement between Employer and Employee dated effective as of December 18, 2004.  In addition, Employee’s stock options, restricted stock, and performance shares will immediately vest as provided therein.

3.      In exchange for the benefits contained in this Agreement, Employee releases and discharges Employer, all subsidiary, parent, and affiliated entities, and any Employer-sponsored benefit plans in which Employee participates, and all of their respective owners, officers, directors, trustees, shareholders, employees, agents, attorneys, and insurers from any and all claims, actions, causes of action, rights, benefits, compensation, or damages, including costs and attorneys’ fees, of whatever nature, whether known or unknown, suspected or unsuspected, matured or unmatured, now existing or arising in the future from any act, omission, event, occurrence, or non-occurrence prior to the date Employee signs this Agreement arising out of or in any way related to Employee’s employment with Employer.  This release includes but is not limited to any claims under any federal, state, or local laws prohibiting discrimination in employment, including Title VII, the Age Discrimination in Employment Act, and the Americans with Disabilities Act; based upon any employment agreement, severance plan, compensation plan, or change in control agreement; based upon any alleged legal restriction on Employer’s right to terminate its employees; and based upon any obligations under WARN or ERISA.  This Agreement shall not affect Employee’s entitlement to receive any 401(k), stock option, or pension benefits that have vested as of the Separation Date.  Anything to the contrary notwithstanding in this Agreement or the Employment Agreement, nothing herein shall release Employer from any claim or damages based on any right Employee may have to enforce this Agreement or the Employment Agreement.

4.      Employee agrees that for a period of twenty-four (24) months from the Separation Date he will refrain from working for or consulting in any way for any of Employer’s competitors in the retail banking or mortgage-lending industry.

5.      Employee agrees that information not generally known to the public to which Employee has been or will be exposed as a result of Employee's employment by Washington Mutual is confidential information that belongs to Washington Mutual. This includes information developed by Employee, alone or with others, or entrusted to Washington Mutual by its customers or others.  Washington Mutual's confidential information includes, without limitation, information relating to Washington Mutual's trade secrets, know-how, procedures, purchasing, accounting, marketing, sales, customers, clients, employees, business strategies and acquisition strategies.  Employee will hold Washington Mutual's confidential information in strict confidence and will not disclose or use it except as authorized by Washington Mutual. or (i) in the ordinary course of Employee’s employment, (ii) when disclosure is required by law or by any court, arbitrator, or administrative or legislative body (including any committee thereof) with apparent jurisdiction to require such disclosure, (iii) with respect to any litigation, arbitration, or mediation involving this Agreement or Employee’s employment with Washington Mutual, provided that such confidential information not become part of any public record and will be used only in a way that will preserve its confidentiality and (iv) if such information becomes generally known to the public other than due to Employee’s violation of this paragraph.

6.      Employee agrees that for twenty-four (24) months after the Separation Date, Employee will not directly or indirectly be knowingly involved in (a) soliciting any employee or contractor to leave his or her employment or terminate his or her contract relationship with Employer, or (b) hiring any employee or contractor who, at the time of hiring or during the three month period before the hiring, was an employee of Employer.  In addition, Employee will not (a) disclose to any third party the names, backgrounds or qualifications of any of Employer’s employees or contractors, or otherwise identify them as potential candidates for employment except as authorized by Employer or as required by law, or (b) personally or through any other person approach, recruit, interview or otherwise solicit employees or contractors of Employer to work for any other employer or to reduce their relationship with Employer.  Notwithstanding the foregoing, Employee shall not be prohibited from soliciting employment of, or hiring, any such employee or contractor if such employee’s employment or contractor’s relationship was previously terminated by Employer.

7.      Employee, upon reasonable notice and with due consideration for his other business and personal commitments, agrees to fully and reasonably cooperate with Employer with respect to business issues, claims, administrative charges, and litigation related to matters concerning Employer about which Employee had knowledge (or should have had knowledge).  This would include, but not be limited to, responding to questions, providing information, attending meetings, depositions, administrative proceedings, and court hearings, and assisting Employer, its counsel and any expert witnesses.  In connection therewith, Employee will be compensated at the rate of $300 per hour for such services and Employer will reimburse any actual and reasonable expenses necessarily incurred by Employee in complying with this obligation.  Unless otherwise required by law or by an order of a judicial, legislative, or administrative entity with apparent jurisdiction, Employee agrees not to communicate with any party, its legal counsel, or others adverse to Employer in any pending or threatened claims, charges, or litigation except through legal counsel designated by Employer, provided, however, that Employee shall be entitled to communicate with his own counsel with respect to any such matter.

8.      Should Employee receive notice of a subpoena or other attempt to communicate with or obtain information from Employee in any way relating to Employer or its business interests, Employee agrees to notify Employer’s Senior Vice President and Associate General Counsel, Litigation, and to provide a copy of any such subpoena or request within two (2) business days of receipt of such notice, and not to provide any such information except through counsel designated by Employer unless compelled to do so by court order after Employer has had an opportunity to raise and resolve any objections.

9.        Employee agrees that, as a condition of and before receiving the separation pay and other benefits described in this Agreement, he will return to Employer all of Employer’s property, including all physical property (laptop computers, cellular phones, personal digital assistants, computer disks, access cards, etc.) as well as any and all documents, data, plans, or other information, whether on paper or in electronic form, provided that Employee may retain personal calendars, personal correspondence and rolodexes, such materials as Employee reasonably believes are required for tax purposes and copies of plans, programs, and agreements related to his employment.

10.    Employee represents that he has not filed any claim against Employer or any of the individuals or entities released in paragraph 3, and agrees that he will not do so at any time in the future concerning any of the claims released in this Agreement.

11.    Employee agrees and covenants that he will not directly or indirectly, publicly or privately disparage Employer or any of its subsidiaries, affiliates, employees, officers, directors, business partners, methods, services, or products, and Employer agrees to direct up to ten employees designated by Employee not to publicly or privately disparage Employee.  Notwithstanding the foregoing, nothing in this paragraph shall prevent Employee from making any truthful statement to the extent (i) necessary with respect to any litigation, arbitration, or mediation involving this Agreement or (ii) required by law or by any court, arbitrator, mediator, or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order such person to disclose such information.

12.    Employee and Employer shall cooperate to coordinate appropriate internal and external communications concerning Employee’s separation from employment and to designate individuals to whom reference requests shall be directed.  Employer shall have final approval on all communications issued by Employer with respect to Employee’s separation from Employer.

13.    Employee understands and acknowledges the significance and consequences of this Agreement and agrees that it is voluntary, and that he is not signing as a result of any coercion.  Employee has been encouraged to seek the advice of an attorney and, to the extent desired, has availed himself of that opportunity.  Employee acknowledges that he has been given at least twenty-one (21) days after receipt of this Agreement during which to consider it.

14.    Employee understands and acknowledges that he has seven (7) days after signing this Agreement in which to revoke it.  This Agreement will become effective after that period has expired.

15.    This Agreement is binding on and shall inure to the benefit of the parties and to those individuals and entities released in paragraph 4, as well as to all of their heirs, successors, and assigns.

16.    The interpretation of this Agreement shall be governed by the laws of the State of Washington.  If any of the provisions of the Agreement is held to be invalid or unenforceable, the remaining provisions will nevertheless continue to be valid and enforceable to the fullest extent permitted by law.

17.    In the event of any dispute concerning the validity, interpretation, enforcement or breach of this Agreement or in any way related to Employee’s employment by Employer or the Separation of such employment, the dispute shall be resolved by arbitration within King County, Washington, and the parties waive their right to trial by jury.  Employee and Employer will submit the dispute to a mutually acceptable arbitration service, or, if they cannot agree to an arbitration service, the dispute will be submitted to the American Arbitration Association.  The procedural rules of the selected arbitration service shall apply, provided that during the time the arbitration proceedings are ongoing, Employer will advance any required administrative and/or arbitration fees.  Each party shall bear his or its own attorney’s fees, costs, and expenses.  Judgment upon any arbitration award may be entered and enforced by any state or federal court having jurisdiction.

18.    This Agreement represents and contains the entire understanding between the parties in connection with its subject matter, and supersedes any prior written or oral agreements or understandings.  No modification or waiver of any provision of this Agreement shall be valid unless in writing and signed by Employee and an Executive Vice President of Employer.  Employee acknowledges that in signing this Agreement he has not relied upon any representation or statement not set forth in this Agreement made by Employer or any of its representatives.

Washington Mutual, Inc.	Employee

By__________________________	______________________________ [Name]

Its__________________________

Date________________________	Date________________________

December 20, 2004

Steve Rotella
7 Independence Court
Madison, NJ  07940-2366

Dear Steve,

Congratulations! On behalf of Washington Mutual, I am pleased to offer you the position of President and Chief Operating Officer. We expect that you will start on or before January 10, 2005 in our Seattle offices. This letter outlines the terms of your new position.

Compensation
Your starting salary will be $900,000.00.

At Washington Mutual we've made pay for performance the foundation of our compensation strategy. One of the ways that we reward top performers is through our bonus program. Your annualized bonus target for 2005 will be $2,500,000.00. The bonus you actually receive will be based on Company's performance on certain key performance measures. Your 2005 bonus will be paid during the first quarter of 2006 and is guaranteed to be not less than $2,000,000.00. Beginning in 2006, your target bonus will be determined pursuant to the terms of the Company’s Leadership Bonus plan. Of course, Washington Mutual reserves the right to change the bonus plan at any time.

Special Signing Bonus
Upon starting with the company, you will be paid a one time cash payment of $2,600,000.00 on the first regular pay cycle following your first day of employment.

Special Equity
Effective upon your start date, you will receive a one-time award of 220,000 restricted shares of Washington Mutual, Inc. common stock under the Equity Incentive Plan.  The restrictions against selling or transferring these shares will lapse as outlined below.

40% of the shares vest on 7/31/05
35% of the shares vest on 1/31/06
25% of the shares vest on 1/31/10

WaMu Equity
WaMu Equity is an important part of your total rewards package. As a valued member of our leadership team, you will participate in the January 2005 equity grant cycle with an award of stock options, restricted stock and performance shares at a level commensurate with your position in the organization.  You will also participate, at a level commensurate with your position, in any new incentive stock or incentive compensation plan that Washington Mutual may adopt.

Benefits
We currently offer both a 401(k) plan (“WaMu Savings”) and a cash balance pension plan (“WaMu Pension”). WaMu Savings allows you to save for retirement by contributing a percentage of your salary to the plan on a pretax basis. You are eligible to join WaMu Savings on the first day of the month following your date of hire. Washington Mutual matches your pretax contributions to WaMu Savings effective the first day of the month after you have completed twelve months of service. The matching contribution is currently 100% on the first 3% of your pretax contributions of your eligible compensation, and 50% on the next 2% of your pretax contributions of your eligible compensation. You will be immediately vested in any matching contributions. You are eligible for benefit accruals under the WaMu Pension on the first day of the quarter following your one year anniversary. Washington Mutual reserves the right to amend or terminate these plans at any time.

You will also be enrolled in the Supplemental Executive Retirement Plan and Executive Targeted Replacement Income Plan as well as eligible for participation in the Deferred Compensation Plan.  Detailed explanations of these plans will be provided under separate cover.

You will be eligible for perquisites that are available to senior executives of Washington Mutual.

The Washington Mutual Flexible Benefit Program offers many choices, including medical and dental coverage, that allow you to create a benefits package tailored to your needs. Your flexible benefits are effective the first day of the month following your first 10 days of service with us. Within 30 days after your start date, you should receive a Flexible Benefits enrollment packet with instructions. If you have any questions in the meantime, we have an employee benefits helpdesk to assist you at (866) 492-6847.

Relocation
Washington Mutual offers a comprehensive relocation package. A complete overview of the relocation benefits will be provided under separate cover.  If you voluntarily terminate employment within 12 months of your start date, you agree to repay the entire relocation benefit.

Employment Agreement
Concurrently herewith, we are entering into an employment agreement.

Additional Provisions
When you accept our offer, you will be employed at will, meaning that either you or the Company may terminate our relationship at any time for any reason, without cause or advance notice but subject to your rights under the employment agreement. No representations to the contrary are effective unless in writing and approved by the Board of Directors.

This offer of employment is contingent, in part, on the following conditions:

  The results of your background check and reference check
  Acceptance for bonding
  Confirmation of your employment and education history
  Proof of your legal right to work in the United States
  Completion of Washington Mutual's Binding Arbitration Agreement (enclosed) and your agreement to resolve eligible job related concerns through Washington Mutual's Dispute Resolution Process (DRP).

If you agree to the terms of this offer please indicate so by signing this letter. The signed original should be returned to me at 1201 3rd Ave, WMT1601, Seattle, WA 98101.

We have enjoyed getting to know you through the interview process and look forward to your joining Washington Mutual. I look forward to a great future for you and the company. If you have any questions please do not hesitate to contact me at 206.490.1507.

Sincerely,

/s/ Daryl D. David
Daryl D. David
Executive Vice President

Human Resources

Acceptance
I accept employment with Washington Mutual according to the terms set forth in the employment agreement and this offer letter.

I also agree that, if I voluntarily terminate my employment within 12 months of my start date, I will repay the full amount of any relocation benefit, and, to the extent allowed by law, I authorize Washington Mutual to withhold any such amount from my final pay.

/s/ Stephen J. Rotella
Signature

12/20/04
Date